SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
    [ ]   Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [ ]   Definitive Proxy Statement
    [X]   Definitive Additional Materials
    [ ]   Soliciting Material Pursuant to Rule 14a-12


                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


     []   Fee paid previously with preliminary materials.

     [] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

[DIME LOGO]


INTER - OFFICE


                                          June 21, 2000


TO:       Dime Associates

FROM:     Frank Wright

SUBJECT:  2000 Annual Meeting - Voting
--------------------------------------------------------------------------------

     We have scheduled our Annual Meeting of Stockholders for July 14th at 10:00 a.m. and have begun our proxy solicitation process. At the Annual Meeting, Dime stockholders will be asked to reelect five members to our Board of Directors. The Board has nominated J. Barclay Collins II, James F. Fulton, Virginia M. Kopp, Sally Hernandez-Pinero and Larry Toal to serve as directors for a three year term. As you may know, North Fork Bancorporation, Inc. has also begun to solicit proxies from Dime stockholders to "withhold authority" to elect these individuals to the Board. Because of this, if you are a Dime stockholder, you may receive multiple mailings and, possibly, telephone calls from representatives of both Dime and North Fork. As a result, we thought it would be a good idea to take this opportunity to discuss this proxy contest with you and, if you are a Dime stockholder, to advise you of your options.

     Dime stockholders have received proxy materials from Dime, including a WHITE proxy card that appoints Larry Toal, Gene Brooks and Jim Kelly as proxies to vote shares of Dime stock as directed by the stockholders with respect to the election of directors (and in their discretion on any other matters that might properly come before the meeting). North Fork has also sent proxy materials to Dime stockholders, together with a gold proxy card, appointing several individuals to vote on behalf of Dime stockholders.

     THE DIME BOARD OF DIRECTORS HAS RECOMMENDED THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. Therefore, if you are a stockholder, we are urging you to mark the "FOR" box on the WHITE proxy card, sign it and return it as soon as possible in the envelope provided with your Dime proxy materials. This vote will provide your Board with the best opportunity to successfully conduct the exploration of strategic options that we have undertaken and, in the process, enhance stockholder value.

     In addition, we are strongly urging Dime stockholders NOT to return the gold proxy card sent by North Fork for any reason, even as a protest against North Fork's high-handed tactics. North Fork's materials request that Dime stockholders withhold authority regarding the election of the Board's nominees for director. However, even if a substantial number of shares are voted to withhold authority regarding the election of these nominees, they will continue to serve as directors. Although North Fork understands the mechanics of this election process, it still has undertaken an expensive campaign cloaked in rhetoric that it will somehow "send a message" to your Board of Directors. In actuality, we believe that North Fork's wasteful proxy solicitation is an attempt to enrich itself at the expense of Dime stockholders by pushing its hostile tender offer to take control of Dime. Rather than sending any "messages," we believe that the real purpose behind this futile exercise is to divert stockholder attention from the fact that North Fork's offer is inadequate and to try to disrupt your Board's ability to develop superior alternatives to maximize stockholder value.

    THE FOLLOWING INFORMATION IS IMPORTANT TO PARTICIPANTS IN DIME'S 401(K)
        PLAN, NORTH AMERICAN'S 401(K) PLAN AND LAKEVIEW'S EMPLOYEE STOCK
                                 OWNERSHIP PLAN

     If you have shares of Dime stock in Dime's 401(k) Plan, North American's 401(k) Plan, or Lakeview's Employee Stock Ownership Plan as of May 18, 2000, you are entitled to tell that plan's trustee how to vote your plan shares at the Annual Meeting. If you do not submit a signed proxy card, your plan shares may be voted in a manner you do not intend.

     Given the way the plans work, the tabulator of votes for each plan will count the responses actually received and determine the proportion of the number of shares in that plan to be voted FOR the election of each of the directors as compared to those to be voted to withhold authority regarding their election. The tabulator will advise the Benefits Committee of this proportion. The plans require that the Benefits Committee instruct the plan trustee to vote the plan shares of those who did not submit a proxy card in the same proportion as those who did.

     AS A RESULT, IN ORDER TO INSURE THAT YOUR PLAN SHARES ARE VOTED AS YOU INTEND, YOU SHOULD COMPLETE, SIGN AND RETURN THE WHITE PROXY CARD SENT TO YOU BY DIME AS SOON AS POSSIBLE. Once you have done so, there is no reason to send in another proxy card unless you want to change your vote. In particular, as discussed above, we urge you NOT to return the gold proxy card sent by North Fork for any reason.

     Because votes by participants in these plans will need to be tabulated BEFORE the final due date for general voting by Dime stockholders, you should submit your WHITE proxy card for shares held under the plans so that it is received by the tabulator of votes for the plan by NO LATER THAN 5:00 PM EDT ON FRIDAY, JULY 7TH.

                               * * * * * * * * * *

     JUST A REMINDER -- WE URGE YOU TO READ ALL OF THE INFORMATION THAT IS SENT TO YOU BEFORE MAKING ANY DECISION WITH RESPECT TO VOTING YOUR DIME SHARES. IF YOU NEED ANY ADDITIONAL INFORMATION OR HAVE ANY QUESTIONS ABOUT THE ANNUAL MEETING, NORTH FORK'S PROXY SOLICITATION OR NORTH FORK'S HOSTILE TENDER OFFER, PLEASE CALL DIME'S INVESTOR RELATIONS DEPARTMENT AT (212) 326- 6170 OR DIME'S REPRESENTATIVE, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834.